Exhibit 10.6

May 8, 2018

YA II PN Ltd.

c/o Yorkville Advisors Global, LLC

1012 Springfield Avenue

Mountainside, NJ 07092

Re:	Securities Purchase Agreement (the “Agreement”) dated March 29, 2018 among YA II PN, Ltd. (the “Holder”), Micronet Enertec Technologies, Inc. (the “Company”), and Enertec Electronics Ltd. (“Enertec”)

Dear Mr. Beckman:

Reference is made to the Agreement whereby the Company issued the Holder a series of debentures consisting of (i) debenture numbered MICT-2 in the principal amount of $100,000, (ii) debenture numbered MICT-3 in the principal amount of $1,000,000, (iii) debenture numbered MICT-4 in the principal amount of $600,000, (iv) debenture numbered MICT-5 in the principal amount of $1,500,000 and (v) debenture numbered MICT-6 in the principal amount of $1,800,000, each issued on March 29, 2018 (the “Debentures”). This letter shall clarify that Section 4(e)(ii) of each of the Debentures shall be amended and restates as follows:

“(ii) Primary Market Limitation. The Company shall not effect any conversions and the Holder shall not have the right to convert any portion of this Debenture to the extent that after giving effect to such conversion the aggregate number of shares of Common Stock issued under this Debenture and all of the Other Debentures, in addition to such number of shares of Common Stock sold by the Company to D-Beta One EQ, Ltd. pursuant to the terms of a securities purchase agreement dated February 22, 2018, would cause the Company to breach its obligations under the rules and regulations of the Nasdaq Stock Market or otherwise exceeds 19.9% of the outstanding shares of Common Stock as of the date of the securities purchase agreement dated February 22, 2018, except that such limitation shall not apply in the event that the Company (i) obtains the approval of its stockholders as required by the applicable rules of the Nasdaq Stock Market for issuances of Common Stock in excess of such amount or (ii) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Holder.”

Unless otherwise defined herein, all terms and conditions used in this letter agreement shall have the meanings assigned to such terms in the Debentures. Except as amended herein, the remaining terms of the Debentures shall remain unaltered and shall continue to remain in full force and effect. This letter agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. This letter agreement shall be governed by and construed according to the laws of the State of New York, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Amendment shall be resolved exclusively in the competent federal or state court sitting in the City of New York, Borough of Manhattan, and each of the parties hereby submits irrevocably to the jurisdiction of such court.

Sincerely, Micronet Enertec Technologies, Inc.

/s/ David Lucatz
Name: David Lucatz Title: President and Chief Executive Officer

Enertec Electronics Ltd.

/s/ Tali Dinar
Name: Tali Dinar Title: Chief Financial Officer

Agreed and accepted on this 8th day of May, 2018 YA II PN LTD.

/s/ David Gonzalez
Name: David Gonzalez Title: Managing Member and General Counsel